Exhibit 10.4

SUPPORT AGREEMENT

This Support Agreement (this “Agreement”), dated as of August [●], 2021, is entered into by and among Merida Merger Corp. I, a Delaware corporation (“Parent”), Merida Merger Sub, Inc., a Washington corporation (“First Merger Sub”), Merida Merger Sub II, LLC, a Washington limited liability company (“Second Merger Sub”), and [●] (the “Shareholder”). Capitalized terms used but not otherwise defined in this Agreement shall have the meanings ascribed to them in the Merger Agreement (as defined below).

RECITALS

WHEREAS, concurrently herewith, Parent, Leafly Holdings, Inc., a Washington corporation (“Company”), First Merger Sub and Second Merger Sub are entering into an Agreement and Plan of Merger (as may be amended, supplemented, restated or otherwise modified from time to time, the “Merger Agreement”), pursuant to which (and subject to the terms and conditions set forth therein) (a) First Merger Sub will merge with and into the Company, with the Company surviving as the Surviving Corporation (the “First Merger”), and (b) immediately following the First Merger and as part of the same overall transaction as the First Merger, the Surviving Corporation will merge with and into Second Merger Sub, with Second Merger Sub surviving as the Surviving Entity (the “Second Merger” and, together with the First Merger and the other transactions contemplated by the Merger Agreement, the “Transactions”);

WHEREAS, as of the date hereof, the Shareholder is the record and “beneficial owner” (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the “Exchange Act”)) of and is entitled to dispose of and vote the number of shares of Company Common Stock and/or Company Preferred Stock (together, the “Company Stock”) set forth on Schedule 1 attached hereto (the “Owned Shares” and any additional shares of Company Stock (or any securities convertible into or exercisable or exchangeable for Company Stock) in which the Shareholder acquires record and beneficial ownership after the date hereof, including by purchase, as a result of a stock dividend, stock split, recapitalization, combination, reclassification, exchange or change of such shares, or upon exercise or conversion of any securities, the “Covered Shares”); and

WHEREAS, as a condition and inducement to the willingness of Parent, First Merger Sub and Second Merger Sub to enter into the Merger Agreement, the Shareholder is entering into this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, First Merger Sub, Second Merger Sub, and the Shareholder hereby agree as follows:

1. Agreement to Vote. Subject to the earlier termination of this Agreement in accordance with Section 3 and to the last paragraph of this Section 1, the Shareholder, solely in its capacity as a shareholder of the Company, irrevocably and unconditionally agrees that it shall, and shall cause any other holder of record of any of the Shareholder’s Covered Shares to, validly execute and deliver to the Company, by (or effective as of no later than) the second Business Day following the date that the Consent Solicitation Statement included in the Registration Statement is disseminated by the Company to the Shareholder, the written consent substantially in the form attached hereto as Exhibit A (the “Written Consent”) approving the Merger Agreement, the Mergers and the other transactions contemplated thereby in respect of all of the Shareholder’s Covered Shares. In addition, subject to the last paragraph of Section 1, prior to the Termination Date (as defined herein), the Shareholder, solely in its capacity as a shareholder of the Company, irrevocably and unconditionally agrees that, at any meeting of the shareholders of the Company (whether annual or special and whether or not an adjourned or postponed meeting, however called and including any adjournment or postponement thereof) and in connection with any written consent of the shareholders of the Company (including the written consent solicited pursuant to the Consent Solicitation Statement), the Shareholder shall, and shall cause any other holder of record of any of the Shareholder’s Covered Shares to:

(a) if and when such meeting is held, appear at such meeting or otherwise cause the Shareholder’s Covered Shares to be counted as present thereat for the purpose of establishing a quorum;

(b) vote (or execute and return an action by written consent), or cause to be voted at such meeting (or validly execute and return and cause such consent to be granted with respect to), all of the Shareholder’s Covered Shares owned as of the record date for such meeting (or the date that any written consent is executed by the Shareholder) in favor of (i) the adoption of the Merger Agreement and the Mergers, and (ii) any other matters necessary or reasonably requested by the Company in connection with the consummation of the Mergers and the other Transactions, including in favor of a proposal to adjourn any meeting at which there is a proposal to approve the Merger Agreement, Mergers, and other Transactions if there are not sufficient votes to adopt such proposals or if there are not sufficient shares present in person or represented by proxy at such meeting to constitute a quorum; and

(c) vote (or execute and return an action by written consent), or cause to be voted at such meeting, or validly execute and return and cause such consent to be granted with respect to, all of the Shareholder’s Covered Shares against (i) any Acquisition Proposal with respect to the Company and (ii) any other action, proposal, transaction or agreement that could reasonably be expected to (A) impede, interfere with, delay, postpone or adversely affect the Mergers or any of the other Transactions or the satisfaction of Parent’s, the Company’s, First Merger Sub’s or Second Merger Sub’s conditions under the Merger Agreement, (B) result in a breach of any covenant, representation or warranty or other obligation or agreement of the Company under the Merger Agreement, (C) result in a breach of any covenant, representation or warranty or other obligation or agreement of the Shareholder contained in this Agreement or (D) change in any manner the voting rights of any class of shares of Company Stock (including by any amendments to the Company Articles of Incorporation or the Company’s Amended and Restated Bylaws).

In the event the Company Board, changes, withdraws, withholds, qualifies or modifies, or publicly proposes to change, withdraw, withhold, qualify or modify the recommendation of the Company Board to the shareholders of the Company that they adopt the Merger Agreement and approve each of the matters requiring Company Requisite Approval: (a) the number of shares of Company Stock that the Shareholder shall be committed to vote (or execute a written consent in respect to) in accordance with the preceding provisions of this Section 1 shall be modified to be only such number that, when aggregated with the number of shares of Company Stock that other shareholders of the Company (other than Parent) are obligated to vote (or execute a written consent in respect to) pursuant to support agreements entered into as of the date hereof, shall not exceed 40.00% of the voting power of outstanding shares of Company Stock (the “Lock-Up Covered Shares”), such that the Shareholder shall only be obligated to execute a written consent with respect to, or otherwise vote, its pro rata portion of the Lock-Up Covered Shares in the manner set forth in this Section 1 and (b) the Shareholder shall be entitled (in its sole discretion) to vote any shares of Company Stock that it is entitled to vote, other than the Lock-Up Covered Shares, in any manner (including in favor of the adoption of the Merger Agreement).

2. No Inconsistent Agreements. The Shareholder hereby covenants and agrees that the Shareholder shall not, at any time prior to the Termination Date, (a) enter into any voting agreement or voting trust with respect to any of the Shareholder’s Covered Shares that is inconsistent with the Shareholder’s obligations pursuant to this Agreement, (b) grant a proxy or power of attorney with respect to any of the Shareholder’s Covered Shares that is inconsistent with the Shareholder’s obligations pursuant to this Agreement, or (c) enter into any agreement or undertaking that is otherwise inconsistent with, or would interfere with, or prohibit or prevent it from satisfying, its obligations pursuant to this Agreement.

3. Termination. This Agreement shall terminate upon the earliest of (a) the Effective Time, (b) the termination of the Merger Agreement in accordance with its terms, (c) the time this Agreement is terminated upon the mutual written agreement of Parent, First Merger Sub, Second Merger Sub and the Shareholder and (d) the election of the Shareholder in its sole discretion to terminate this Agreement following any amendment, supplement, waiver or other modification of any term or provision of the Merger Agreement without the prior written consent of such Shareholder that reduces or changes the form of consideration payable pursuant to the Merger Agreement (the earliest such date under clause “(a),” “(b),” “(c)” and “(d)” being referred to herein as the “Termination Date”); provided, that the provisions set forth in Sections 11 to 22 shall survive the termination of this Agreement; provided further, that termination of this Agreement shall not relieve any party hereto from any liability for any Willful Breach of this Agreement prior to such termination.

4. Representations and Warranties of the Shareholder. The Shareholder hereby represents and warrants to Parent as to itself as follows:

(a) The Shareholder is the only record and “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of, and has good, valid and marketable title to, the Covered Shares, free and clear of Liens other than (i) Liens as created by this Agreement, (ii) Liens created by applicable securities Laws, (iii) Liens to which the Covered Shares and Shareholder are subject pursuant to the Company Articles of Incorporation or the Company’s Amended and Restated Bylaws and (iv) Liens to which the Covered Shares and Shareholder are subject pursuant to any agreements between the Company and the Company Shareholders to be terminated in accordance with the Written Consent (sections “(i)” through “(iv)”, collectively, “Permitted Liens”). As of the date hereof, other than the Owned Shares, the Shareholder does not own beneficially or of record any shares of capital stock of the Company (or any securities exercisable for or convertible into shares of capital stock of the Company) or any interest therein. No Person has any contractual or other right or obligation to purchase or otherwise acquire any of the Shareholder’s Covered Shares other than pursuant to the Merger Agreement or as set forth in the Company Articles of Incorporation.

(b) The Shareholder (i) except as provided in this Agreement, has full voting power, full power of disposition and full power to issue instructions with respect to the matters set forth herein, in each case, with respect to the Shareholder’s Covered Shares, (ii) has not entered into any voting agreement or voting trust with respect to any of the Shareholder’s Covered Shares that is inconsistent with the Shareholder’s obligations pursuant to this Agreement, (iii) has not granted a proxy or power of attorney with respect to any of the Shareholder’s Covered Shares that is inconsistent with the Shareholder’s obligations pursuant to this Agreement and (iv) has not entered into any agreement or undertaking that is otherwise inconsistent with, or would reasonably be expected to interfere with, or prohibit or prevent it from satisfying, its obligations pursuant to this Agreement.

(c) If Shareholder is not an individual, (i) Shareholder is a legal entity duly organized, validly existing, and in good standing under the requirements of Shareholder’s jurisdiction of its organization, (ii) Shareholder has taken all corporate or similar action necessary in order to execute and deliver this Agreement, to perform Shareholder’s obligations under this Agreement, and to consummate the transactions contemplated by this Agreement, and (iii) no approval of any holder of Shareholder’s equity interests is necessary to approve this Agreement which has not already been obtained.

(d) This Agreement has been duly authorized, executed and delivered by the Shareholder and, in the event the Shareholder is an individual and is married and any of the Shareholder’s Covered Shares constitute community property or spousal approval is otherwise required in order for this Agreement to be a valid and binding obligation of the Shareholder, this Agreement has been duly authorized, executed and delivered by or on behalf of the Shareholder’s spouse, and this Agreement constitutes a valid and binding agreement of the Shareholder enforceable against the Shareholder in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

(e) Other than the filings, notices and reports pursuant to, in compliance with or required to be made under the applicable requirements of the HSR Act and any other applicable Antitrust Law, no filings, notices, reports, consents, registrations, approvals, permits, waivers, expirations of waiting periods or authorizations are required to be obtained by the Shareholder from, or to be given by the Shareholder to, or be made by the Shareholder with, any Governmental Authority or any other Person in connection with the execution, delivery and performance by the Shareholder of this Agreement and the consummation of the transactions contemplated hereby.

(f) The execution, delivery and performance of this Agreement by the Shareholder do not, and the consummation of the transactions contemplated hereby will not, constitute or result in (i) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) of or a default under, the loss of any benefit under, the creation, modification or acceleration of any obligations under or the creation of a Lien on any of the properties, rights or assets of the Shareholder, or the Covered Shares, pursuant to any Contract binding upon the Shareholder or, assuming (solely with respect to performance of this Agreement and the transactions contemplated hereby), compliance with the matters referred to in Section 4(e), under any applicable Law to which the Shareholder is subject or (ii) any change in the rights or obligations of any party under any Contract legally binding upon the Shareholder, except, in the case of clause “(i)” or “(ii)” directly above, for any such breach, violation, termination, default, creation, acceleration or change that would not, individually or in the aggregate, reasonably be expected to prevent or materially delay or impair the Shareholder’s ability to perform its obligations hereunder or to consummate the transactions contemplated hereby.

(g) As of the date of this Agreement, there is no action, proceeding or investigation pending against the Shareholder or, to the knowledge of the Shareholder, threatened against the Shareholder that questions the beneficial or record ownership of the Shareholder’s Owned Shares, the validity of this Agreement or the performance by the Shareholder of its obligations under this Agreement or that would reasonably be expected to impair the ability of the Shareholder to perform its obligations under this Agreement or to consummate the transactions contemplated by this Agreement on a timely basis.

(h) The Shareholder understands and acknowledges that Parent, First Merger Sub and Second Merger Sub are entering into the Merger Agreement in reliance upon the Shareholder’s execution and delivery of this Agreement and the representations, warranties, covenants and other agreements of the Shareholder contained herein.

(i) No investment banker, broker, finder or other intermediary is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated hereby and by the Merger Agreement based upon arrangements made by or, to the knowledge of the Shareholder, on behalf of the Shareholder.

(j) Shareholder acknowledges that the Shareholder is a sophisticated investor with respect to the Shareholder’s Covered Shares and has adequate information concerning the business and financial condition of the Company and Parent to make an informed decision regarding the matters contemplated by this Agreement and has, independently and without reliance upon Parent, the Company, First Merger Sub, Second Merger Sub or any Affiliate or Subsidiary of any of the foregoing, and based on such information as the Shareholder has deemed appropriate, made the Shareholder’s own analysis and decision to enter into this Agreement. The Shareholder acknowledges that the Shareholder has received and reviewed this Agreement and the Merger Agreement and has had the opportunity to seek independent legal advice prior to executing this Agreement.

5. Representations and Warranties of Parent, First Merger Sub and Second Merger Sub. Each of Parent, First Merger Sub and Second Merger Sub hereby represents and warrants to the Shareholder as follows:

(a) Each of Parent, First Merger Sub and Second Merger Sub (i) is a legal entity duly organized, validly existing and in good standing under the Laws of the state of Delaware or the state of Washington, as applicable, and (ii) has all requisite corporate power and authority and has taken all corporate action necessary in order to, execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent, First Merger Sub and Second Merger Sub and constitutes a legal, valid and binding agreement of Parent, First Merger Sub and Second Merger Sub enforceable against Parent, First Merger Sub and Second Merger Sub in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(b) Other than the filings, notices and reports pursuant to, in compliance with or required to be made under the Exchange Act and the consents and approvals described in Section 6.07 of the Merger Agreement, no filings, notices, reports, consents, registrations, approvals, permits, waivers, expirations of waiting periods or authorizations are required to be obtained by Parent, First Merger Sub or Second Merger Sub from, or to be given by Parent, First Merger Sub or Second Merger Sub to, or be made by Parent, First Merger Sub or Second Merger Sub with, any Governmental Authority in connection with the execution, delivery and performance by Parent, First Merger Sub and Second Merger Sub of this Agreement and the consummation of the transactions contemplated hereby, except for any such filing, notice, report, consent, registration, approval, permit, waiver, expiration or authorization that would not, individually or in the aggregate, reasonably be expected to prevent or materially delay or impair Parent, First Merger Sub and Second Merger Sub’s ability to perform its obligations hereunder or to consummate the transactions contemplated hereby.

(c) The execution, delivery and performance of this Agreement by Parent, First Merger Sub and Second Merger Sub do not, and the consummation of the transactions contemplated hereby will not, constitute or result in (i) a breach or violation of, or a default under, the Parent Organizational Documents or the organizational documents of First Merger Sub or Second Merger Sub, (ii) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) of or a default under, the loss of any benefit under, the creation, modification or acceleration of any obligations under or the creation of a Lien on any of the properties, rights or assets of Parent, First Merger Sub or Second Merger Sub pursuant to any Contract binding upon Parent, First Merger Sub or Second Merger Sub, or, assuming (solely with respect to performance of this Agreement and the transactions contemplated hereby), compliance with the matters referred to in Section 5(b), under any applicable Law to which Parent, First Merger Sub or Second Merger Sub is subject or (iii) any change in the rights or obligations of any party under any Contract legally binding upon Parent, First Merger Sub or Second Merger Sub, except, in the case of clause “(ii)” or “(iii)” directly above, for any such breach, violation, termination, default, creation, acceleration or change that would not, individually or in the aggregate, reasonably be expected to prevent or materially delay or impair Parent, First Merger Sub and Second Merger Sub’s ability to perform its obligations hereunder or to consummate the transactions contemplated hereby.

6. Certain Covenants of the Shareholder. Except in accordance with the terms of this Agreement, the Shareholder hereby covenants and agrees as follows:

(a) Subject to Section 6(b) hereof, prior to the Termination Date, the Shareholder shall not, and shall cause its controlled Affiliates and Subsidiaries not to and shall use its reasonable best efforts to cause its and their respective Representatives acting on their respective behalf, not to, directly or indirectly, (i) initiate, solicit or knowingly encourage or knowingly facilitate any inquiries or requests for information with respect to, or the making of, any inquiry regarding, or any proposal or offer that constitutes, or could reasonably be expected to result in or lead to, any Acquisition Proposal with respect to the Company, (ii) engage in, continue or otherwise participate in any negotiations or discussions concerning, or provide access to its properties, books and records or any confidential information or data to, any Person relating to any proposal, offer, inquiry or request for information that constitutes, or could reasonably be expected to result in or lead to, any Acquisition Proposal with respect to the Company, (iii) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Acquisition Proposal with respect to the Company, (iv) execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, confidentiality agreement, merger agreement, acquisition agreement, exchange agreement, joint venture agreement, partnership agreement, option agreement or other similar agreement for or relating to any Acquisition Proposal with respect to the Company or (v) resolve or agree to do any of the foregoing.

(b) Notwithstanding anything in this Agreement to the contrary, (i) the Shareholder shall not be responsible for the actions of the Company or the Company Board (or any committee thereof), any Subsidiary of the Company, or any officers, directors (in their capacity as such), employees, professional advisors and other shareholders of any of the foregoing (the “Company Related Parties”), including with respect to any of the matters contemplated by Section 6(a) (it being understood for the avoidance of doubt that the Shareholder shall remain responsible for any breach by it or its Representatives (other than any such Representative that is a Company Related Party) of Section 6(a)), (ii) the Shareholder makes no representations or warranties with respect to the actions of any of the Company Related Parties, (iii) any breach by the Company of its obligations under Section 7.08 of the Merger Agreement shall not be considered a breach of Section 6(a), (iv) Section 6(a) shall not prevent Shareholder, in its capacity as a shareholder of the Company, from engaging in the activities set forth under Section 6(a), if the Company is permitted to take such actions pursuant to Section 7.08 of the Merger Agreement and (v) the Shareholder shall not be restricted from taking any action in its capacity as an officer, director, employee or professional advisor of the Company, as may be applicable, by virtue of this Agreement.

(c) Other than as contemplated by the Merger Agreement or the other Transaction Agreements, the Shareholder hereby agrees not to, directly or indirectly, (i) sell, transfer, pledge, encumber, assign, hedge, swap, convert or otherwise dispose of (including by merger (including by conversion into securities or other consideration), by tendering into any tender or exchange offer, by testamentary disposition, by operation of Law or otherwise), either voluntarily or involuntarily (collectively, “Transfer”), or enter into any Contract or option with respect to the Transfer of any of the Shareholder’s Covered Shares, (ii) grant, permit, or suffer the creation of any Lien on the Covered Shares, other than Permitted Liens, or (iii) take any action that would make any representation or warranty of the Shareholder contained herein untrue or incorrect or have the effect of preventing or disabling the Shareholder from performing its obligations under this Agreement; provided, however, that nothing herein shall prohibit a Transfer to an Affiliate of the Shareholder (a “Permitted Transfer”); provided, further, that any Permitted Transfer shall be permitted only if, as a precondition to such Transfer, the transferee agrees in a writing, reasonably satisfactory in form and substance to Parent, to assume all of the obligations of the Shareholder under, and be bound by all of the terms of, this Agreement; provided, further, that any Transfer permitted under this Section 6(c) shall not relieve the Shareholder of its obligations under this Agreement. Any Transfer in violation of this Section 6(c) with respect to the Shareholder’s Covered Shares shall be null and void.

(d) The Shareholder hereby authorizes the Company to maintain a copy of this Agreement at either the executive office or the registered office of the Company.

7. Further Assurances. The Shareholder further agrees not to commence or participate in, and to take all actions reasonably necessary to opt out of any class in any class action with respect to, any action or claim, derivative or otherwise, against Parent, Parent’s Affiliates, the Company or any of their respective Subsidiaries, successors and assigns relating to the negotiation, execution or delivery of this Agreement, the Merger Agreement (including the Per Share Company Common Stock Consideration and Per Share Company Preferred Stock Consideration, or alleging a breach of any duty of the Company Board or Parent Board in connection with the Merger Agreement, this Agreement or the transactions contemplated hereby or the Transactions) or the consummation of the transactions contemplated hereby and the Transactions. To the extent permitted by Law, the Shareholder hereby irrevocably and unconditionally waives, and agrees not to assert or perfect, any rights of appraisal or rights to dissent in connection with the Transactions that the Shareholder may have by virtue of ownership of the Covered Shares.

8. Disclosure. The Shareholder hereby authorizes the Company and Parent to publish and disclose in any announcement or disclosure required by the SEC the Shareholder’s identity and ownership of the Covered Shares and the nature of the Shareholder’s obligations under this Agreement; provided, that prior to any such publication or disclosure the Company and Parent have provided the Shareholder with a reasonable opportunity to review and comment upon such announcement or disclosure, which comments the Company and Parent will consider in good faith.

9. Changes in Capital Stock. In the event of a stock split, stock dividend or distribution, or any change in the Company’s capital stock by reason of any split-up, reverse stock split, recapitalization, combination, reclassification, exchange of shares or the like, the terms “Owned Shares,” “Covered Shares” and “Lock-Up Covered Shares” shall be deemed to refer to and include such shares as well as all such stock dividends and distributions and any securities into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction.

10. Amendment and Modification. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing signed by Parent, First Merger Sub, Second Merger Sub and the Shareholder.

11. Waiver. No failure or delay by any party hereto exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies of the parties hereto hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder. Any agreement on the part of a party hereto to any such waiver shall be valid only if set forth in a written instrument executed and delivered by such party.

12. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given (a) when delivered in person; (b) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid; (c) when delivered by FedEx or other nationally recognized overnight delivery service; or (d) when e-mailed during normal business hours (and otherwise as of the immediately following Business Day), if the sender within two Business Days sends a confirming copy of such notice by FedEx or other nationally recognized overnight delivery service, addressed as follows:

if to the Shareholder, to it at:

[●]

[●]

[●]

Attn:	[●]
E-mail:	[●]

with a copy to:

Leafly Holdings, Inc.

333 Elliott Avenue West

Suite 200

Seattle, WA 98119

Attn:	Yoko Miyashita
E-mail:	yoko.miyashita@leafly.com

with a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP
201 Redwood Shores Parkway

Redwood Shores, CA 94065

Attn:	Kyle Krpata
E-mail:	kyle.krpata@weil.com

and

Weil, Gotshal & Manges LLP
200 Crescent Court
Dallas, TX 75201

Attn:	James R. Griffin
E-mail:	james.griffin@weil.com

if to Parent, to it at:

Merida Merger Corp. I
641 Lexington Avenue, 18th Floor
New York, NY 10022

Attn:	Peter Lee
E-mail:	plee@meridacap.com

with a copy (which shall not constitute notice) to:

Graubard Miller

The Chrysler Building

405 Lexington Ave, 11th Floor

New York, NY 10174

Attention:	David Alan Miller, Esq.; Jeffrey M. Gallant, Esq.
Email:	dmiller@graubard.com; jgallant@graubard.com

or to such other address or addresses as the parties may from time to time designate in writing.

13. No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to the Covered Shares of the Shareholder. All rights, ownership and economic benefits of and relating to the Covered Shares of the Shareholder shall remain vested in and belong to the Shareholder, and Parent shall have no authority to direct the Shareholder in the voting or disposition of any of the Shareholder’s Covered Shares, except as otherwise provided herein.

14. Entire Agreement. This Agreement and the Merger Agreement constitute the entire agreement among the parties relating to the transactions contemplated hereby and supersede any other agreements, whether written and oral, that may have been entered into by or among any of the parties hereto relating to the transactions contemplated hereby.

15. Third-Party Beneficiaries. The Shareholder hereby agrees that its representations, warranties and covenants set forth herein are solely for the benefit of Parent, First Merger Sub and Second Merger Sub in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein, and the parties hereto hereby further agree that this Agreement may only be enforced against, and any Action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against, the Persons expressly named as parties hereto; provided, that the Company shall be an express third party beneficiary with respect to Section 1, Section 6(c) and Section 8.

16. Governing Law; Jurisdiction; Waiver of Jury Trial.

(a) This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

(b) Any Action based upon, arising out of or related to this Agreement, or the transactions contemplated hereby, shall be brought in the Court of Chancery of the State of Delaware or, if such court declines to exercise jurisdiction or if subject matter jurisdiction over the matter that is the subject of such Action is vested exclusively in the U.S. federal courts, any federal or state court located in Delaware County, Delaware, or, if such court declines to exercise jurisdiction, any federal or state court located in New York County, New York, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law, or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 16(b). EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

17. Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto in whole or in part (whether by operation of Law or otherwise) without the prior written consent of the other party, and any such assignment without such consent shall be null and void. This Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns. Any attempted assignment in violation of the terms of this Section 17 shall be null and void, ab initio.

18. Enforcement. The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties hereto or thereto do not fully perform their obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder or thereunder to consummate this Agreement) in accordance with their specified terms or otherwise breach such provisions. The parties acknowledge and agree that (a) the parties shall be entitled to an injunction, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, without proof of damages, prior to the valid termination of this Agreement in accordance with Section 3, this being in addition to any other remedy to which they are entitled under this Agreement, and (b) the right of specific enforcement is an integral part of the transactions contemplated hereby, including the Shareholder’s obligations to vote its Covered Shares as provided in this Agreement, and without that right, none of the parties would have entered into this Agreement. Each party agrees that it will not oppose the specific performance of the terms and provisions of this Agreement, or oppose the granting of specific performance and other equitable relief on the basis that the other parties have an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity. The parties acknowledge and agree that any party seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 18 shall not be required to provide any bond or other security in connection with any such injunction.

19. Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid, illegal or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid, legal and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid, illegal or unenforceable with a valid, legal and enforceable provision giving effect to the intent of the parties.

20. Captions; Counterparts. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

21. Interpretation and Construction. The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. References to Sections are to Sections of this Agreement unless otherwise specified. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. The definitions contained in this Agreement are applicable to the masculine as well as to the feminine and neuter genders of such term. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any statute shall be deemed to refer to such statute and to any rules or regulations promulgated thereunder. References to any person include the successors and permitted assigns of that person. References from or through any date mean, unless otherwise specified, from and including such date or through and including such date, respectively. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties, and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

22. Capacity as a Shareholder. Notwithstanding anything herein to the contrary, the Shareholder signs this Agreement solely in the Shareholder’s capacity as a shareholder of the Company, and not in any other capacity, and this Agreement shall not limit or otherwise affect the actions of any affiliate, employee or designee of the Shareholder or any of its affiliates in his or her capacity, if applicable, as an officer or director of the Company or any other Person.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed (where applicable, by their respective officers or other authorized Persons thereunto duly authorized) as of the date first written above.

MERIDA MERGER CORP. I

By:
Name:
Title:

MERIDA MERGER SUB, INC.

By:
Name:
Title:

MERIDA MERGER SUB II, LLC

By:
Name:
Title:

SHAREHOLDER:

[●]

By:
Name:
Title:

Schedule 1

Shareholder	Company Class 1 Common Stock	Company Class 2 Common Stock	Company Class 3 Common Stock	Company Preferred Stock

Exhibit A

WRITTEN CONSENT
IN LIEU OF A
MEETING OF SHAREHOLDERS
OF
LEAFLY HOLDINGS, INC.

[●], 2021

The undersigned shareholders, being the holders of that number of shares of capital stock of Leafly Holdings, Inc., a Washington corporation (the “Company”), required to approve the actions described below, hereby consent with respect to all shares of the Company’s capital stock owned by each such shareholder, pursuant to Chapter 23B.07.040 of the Washington Business Corporation Act (“WBCA”), to the adoption of the following resolutions in lieu of a meeting and to the taking of the actions referred to in such resolutions:

I.	Merger Agreement and Transaction Agreements

Whereas, the Company has entered into that certain Agreement and Plan of Merger, dated as of [●], 2021 (the “Merger Agreement”), by and among Merida Merger Corp. I, a Delaware corporation (“Parent”), Merida Merger Sub, Inc., a Washington corporation (“First Merger Sub”), and Merida Merger Sub II, LLC, a Washington limited liability company (“Second Merger Sub”), in the form attached hereto as Exhibit A, pursuant to which First Merger Sub will merge with and into the Company (the “First Merger”), with the Company continuing as the surviving corporation (the “Surviving Corporation”), and immediately following the First Merger and as part of the same overall transaction as the First Merger, the Surviving Corporation will merge with and into Second Merger Sub (the “Second Merger” and together with the First Merger, the “Mergers”), with Second Merger Sub continuing as the surviving entity (the “Surviving Entity”), upon the terms and subject to the conditions set forth in the Merger Agreement (capitalized terms used but not defined in these resolutions have the respective meanings given to such terms in the Merger Agreement);

Whereas, the Board of Directors of the Company (the “Board”) has unanimously (a) determined that the Merger Agreement and the transactions contemplated thereby, including the First Merger and the Second Merger, are advisable and in the best interests of the Company and its shareholders; (b) approved the Merger Agreement and the other Transaction Agreements and the execution, delivery and performance by the Company thereof and the consummation of the transactions contemplated thereby, including the First Merger and the Second Merger; (c) determined that it is advisable and in the best interests of the Company and its shareholders to execute and deliver the Merger Agreement and the other Transaction Agreements to which the Company is a party; (d) recommended to the shareholders of the Company that they adopt the Merger Agreement and approve the other Transaction Agreements and each of the transactions contemplated by the Merger Agreement and the other Transaction Agreements; and (e) authorized the officers of the Company to submit the Merger Agreement to the Company’s shareholders for purposes of obtaining their adoption of the Merger Agreement and to take all actions deemed necessary or appropriate to solicit the consent of the shareholders of the Company with respect thereto; and

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Whereas, the consent to the adoption of the Merger Agreement by the holders of (a) a majority of the voting power of the outstanding shares of Class 1 common stock of the Company, par value $0.0001 per share (“Class 1 Common Stock”), and (b) a majority of the voting power of the Company Class 1 Common Stock, Company Class 2 common stock of the Company, par value $0.0001 per share (“Class 2 Common Stock”), Class 3 common stock of the Company, par value $0.0001 per share (“Class 3 Common Stock”), and Series A preferred stock, par value $0.0001 per share (“Series A Preferred Stock” and together with Class 1 Common Stock, Class 2 Common Stock and Class 3 Common Stock, the “Company Stock”), voting together as a single class, is required pursuant to Chapter 23B.11 of the WBCA and Article 2, Section 3 of the Amended and Restated Articles of Incorporation of the Company, as amended (the “A&R Charter”).

Now, therefore, be it resolved, that the Merger Agreement and the other Transaction Agreements, and the transactions contemplated thereby, including the First Merger and the Second Merger are hereby adopted, approved and ratified in all respects, in each case subject to such changes and modifications as the officers of the Company may consider necessary or appropriate, and the undersigned Company shareholders hereby consent (with resepct to all of the shares of Company Stock held by such Company shareholders) to the adoption and approval of the Merger Agreement and the other Transaction Agreements and the transactions contemplated thereby, including the First Merger and the Second Merger;

Further resolved, that each of the undersigned Company shareholders acknowledges and confirms that such shareholder has had the opportunity to ask representatives of the Company questions with regard to all the resolutions, agreements, consents, and other provisions in this Written Consent, that all such questions have been answered fully and to the satisfaction of such Company shareholder, and that such shareholder has had a reasonable time and opportunity to consult with such shareholder’s financial, legal, tax, and other advisors, if desired, before signing this Written Consent;

Further resolved, that each of the undersigned Company shareholders acknowledges and confirms that such shareholder has received and reviewed and understands the terms of the Merger Agreement and the transactions contemplated thereby and by the Transaction Agreements; and

Further resolved, that, notwithstanding the foregoing resolutions, the Board may, at any time prior to the filing of the First Articles of Merger with the Secretary of State of the State of Washington, abandon the Mergers and the other Transactions or the filing of the First Articles of Merger with the Secretary of State without further action by the Company shareholders.

II.	Waiver of Appraisal Rights

Whereas, any Company shareholder who has not approved the First Merger or the Second Merger may, under certain circumstances by following procedures under Chapter 23B.13 of the WBCA, a copy of which is attached as Exhibit B, exercise appraisal rights under the WBCA to receive cash in an amount equal to the “fair value” of such shareholder’s shares of Company Stock to which such shareholder has exercised such appraisal or dissenters’ rights.

3

Now, therefore, be it resolved, that each undersigned Company shareholder, only with respect to such shareholder, (a) acknowledges and agrees that such shareholder (i) received and read a copy of Chapter 23B.13 of the WBCA, and (ii) is aware of such shareholder’s ability to seek appraisal and dissenters’ rights and request an appraisal of the fair market value of shares of the Company Stock held by such shareholder under Chapter 23B.13 of the WBCA, and (iii) by signing this Written Consent, such shareholder adopts the Merger Agreement and approves the other Transaction Agreements and the transactions contemplated thereby, including the First Merger and the Second Merger, and (b) as a result, irrevocably waives any appraisal or dissenters’ rights for such shares under the WBCA and/or other applicable Laws with respect to the Merger Agreement, the other Transaction Agreements and the transactions contemplated thereby.

III.	Termination of Stockholders’ Agreement

Whereas, the Company and certain of the undersigned Company shareholders are party to that certain Amended and Restated Stockholders’ Agreement, dated as of May 4, 2020 (the “Stockholders’ Agreement”), by and among the Company and the holders of the Company’s capital stock listed on Exhibit B thereto;

Whereas, pursuant to Section 6.5(a) of the Stockholders’ Agreement, the Stockholders’ Agreement may be amended with the written consent of (a) the Company, (b) the holders of a majority of the then-outstanding Registrable Securities (as defined therein) and (c) the Requisite Key Holders (as defined therein);

Whereas, the undersigned Company shareholders represent the majority of the then-outstanding Registrable Securities Requisite and the Key Holders; and

Whereas, the undersigned Company shareholders hereby agree to terminate the Stockholders’ Agreement in its entirety, with such termination to be effective upon, and subject to the occurrence of, the Closing.

Now, therefore, be it resolved, that the termination of the Stockholders’ Agreement is hereby adopted, approved and ratified in all respects, with each such termination to be effective upon, and subject to the occurrence of, the Closing, with such approval constituting the required approval in accordance with the Stockholders’ Agreement; and

Further resolved, that, upon the termination of the Stockholders’ Agreement, all rights and obligations contained in the Stockholders’ Agreement will be terminated in all respects, the survival of any provisions therein will be waived in all respects and the Stockholders’ Agreement will cease to have force and effect upon termination.

IV.	Financial Interest of Directors and Officers

Whereas, the members of the Board, Yoko Miyashita (who is also employed as the Company’s CEO), Christian Groh and Michael Blue (the “Interested Parties”), are each equityholders of the Company, and will receive consideration in such capacity as a result of the Mergers pursuant to and in accordance with the terms of the Merger Agreement, and therefore, the Mergers may be considered a “director’s conflicting interest transaction” as defined in WCBA 23B.08.700(2); and

4

Whereas, each Interested Party has disclosed to the Company and its shareholders the existence and nature of such potentially conflicting interest and all facts known to them respecting the foregoing that an ordinarily prudent person would reasonably believe to be material to a judgment about whether or not to proceed with the transactions contemplated by the Mergers.

Now, Therefore, Be It Resolved, that it is hereby acknowledged and confirmed that that the approval of the resolutions set forth in this Written Consent is being given by each undersigned shareholder pursuant to RCW 23B.08.730, only after notice and disclosure to such shareholder, to the extent not known by such shareholder, of the existence of the nature of the potentially conflicting interests of the Interested Parties, as set forth above.

V.	General Authorizing Resolutions

Now, therefore, be it resolved, that the officers of the Company be, and each of them acting is, authorized and empowered to take any and all such further action, to execute and deliver any and all such additional agreements, instruments, documents, filings, and certificates, and to pay such expenses, in the name and on behalf of the Company or such officer, as any such officer may deem necessary or advisable to effectuate the purposes and intent of the foregoing resolutions, the taking of such actions, the execution and delivery of such agreements, instruments, documents, filings, and certificates, and the payment of such expenses by any such officer, to be conclusive evidence of such officer’s authorization under the foregoing resolutions and approval thereof;

Further resolved, that the undersigned Company shareholders hereby ratify, confirm, approve and adopt in all respects any and all actions previously taken by any of the officers or directors of the Company, or any agent or representative thereof, to carry out the purposes and intent of the foregoing resolutions prior to their adoption; and

Further resolved, that each of the undersigned Company shareholders hereby waives any and all rights such shareholder may have under the A&R Charter, the bylaws of the Company, any other agreement the undersigned Company shareholder is party to with the Company, the WCBA and/or other applicable Law, including rights of notice, consent and first negotiation, as applicable, with respect to the matters addressed by this Written Consent.

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